On October 9, 2006, pursuant to an Agreement and Plan of
Reorganization dated August 15, 2006, each series of The
Park Avenue Portfolio (the "Portfolio") listed below was reorganized into the corresponding RS Fund, as outlined in the chart below, in exchange for shares of the RS Fund and the assumption by the RS Fund of all of the identified liabilities of the respective series of the Portfolio.
Shareholders of each series of the Portfolio approved the Agreement and Plan of Reorganization at a meeting held on September 28, 2006. Please see the combined
Prospectus/Proxy Statement, filed August 21, 2006, for further information.

Series of The Park Avenue Portfolio
 RS Fund

The Guardian Park Avenue Fund(r)
 RS Core Equity Fund
The Guardian UBS Large Cap Value FundSM
 RS Large Cap Value Fund
The Guardian Park Avenue Small Cap FundSM
 RS Small Cap Core Equity Fund
The Guardian Asset Allocation FundSM
 RS Asset Allocation Fund
The Guardian S&P 500 Index FundSM
 RS S&P 500 Index Fund
The Guardian Baillie Gifford International Growth FundSM
 RS International Growth Fund
The Guardian Baillie Gifford Emerging Markets FundSM
 RS Emerging Markets Fund
The Guardian Investment Quality Bond FundSM
 RS Investment Quality Bond Fund
The Guardian Low Duration Bond FundSM
 RS Low Duration Bond Fund
The Guardian High Yield Bond FundSM
 RS High Yield Bond Fund
The Guardian Tax-Exempt FundSM
 RS Tax-Exempt Fund
The Guardian Cash Management FundSM
 RS Cash Management Fund


On October 13, 2006, RS Partners Fund acquired the assets and liabilities of The Guardian UBS Small Cap Value Fund through a tax-free merger pursuant to a plan of reorganization approved by the RS Investment Trust Board of Trustees. Shareholders of The Guardian UBS Small Cap Value
Fund approved the merger at a meeting held on September 28, 2006. Please see the combined Prospectus/Proxy Statement, filed August 21, 2006, for further information.